Exhibit 10.13

Execution Version

AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT, dated as of April 24, 2020 (this “Amendment No. 4”), is by and among SECURUS 365, INC., a Delaware corporation, EVANCE, INC., a Delaware corporation, EVANCE CAPITAL, INC., a Delaware corporation, OMNISOFT, INC., a Delaware corporation and CROWDPAY.US, INC., a New York corporation, as borrowers (each a “Borrower” and collectively, “Borrowers”), THE OLB GROUP, INC., a Delaware corporation, as parent guarantor (“Parent Guarantor”), the financial institutions or other entities from time to time party hereto, each as a Lender and GACP FINANCE CO., LLC as agent for the Lenders (in such capacity, the “Agent”).

W I T N E S S E T H :

WHEREAS, Agent, Lenders, Borrowers and others have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated as of April 9, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and the other Loan Documents;

WHEREAS, (i) on or about December 2019 one or more of the Loan Parties or their Subsidiaries received Extraordinary Receipts in excess of $100,000 and the Borrowers failed (x) to notify the Agent that one or more of the Loan Parties or their Subsidiaries received Extraordinary Receipts and (y) to deliver a reinvestment notice in respect of such Extraordinary Receipts and/or to make the required prepayment of the Loans from such Extraordinary Receipts, in each case, as required by Section 1.8(d) of the Credit Agreement (“Extraordinary Receipt Default”), (ii) one or more of the Loan Parties or their Subsidiaries incurred Indebtedness in an aggregate amount of approximately $350,000 during Fiscal Year 2019, which Indebtedness is not permitted under Section 5.23(f) of the Credit Agreement (“Debt Default”) and (iii) Agent has not received financial statements and other information of the Parent Guarantor and its Subsidiaries for the Fiscal Year ended December 31, 2019 within 90-days of such Fiscal Year end as required by Section 5.15(a) of the Credit Agreement (the “Reporting Default”, and together with the Extraordinary Receipt Default and the Debt Default, the “Existing Defaults”).

WHEREAS, Defaults and Events of Default have occurred under the Credit Agreement as a result of the Existing Defaults as follows: pursuant to and under (i) Sections 7.1(b)(ii) and 7.1(c)(3) of the Credit Agreement as a result of the Extraordinary Receipt Default, (ii) Section 7.1(c)(1) of the Credit Agreement as a result of the Debt Default and (iii) Section 7.1(c)(2) of the Credit Agreement as a result of the Reporting Default;

WHEREAS, Section 10.5 of the Credit Agreement provides that, among other things, the Borrowers, the Agent and the Required Lenders may (i) make certain amendments to the Credit Agreement and the other Loan Documents for certain purposes and (ii) waive or release an Event of Default;

WHEREAS, the Loan Parties have requested that Agent and the Lenders waive the Existing Defaults and make certain amendments to the Credit Agreement, and Agent and the Lenders are agreeable to such request only on the terms and conditions set forth herein; and

WHEREAS, by this Amendment No. 4, Agent, Lenders signatory hereto and Loan Parties signatory hereto intend to evidence such amendments;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1. Interpretation. For purposes of this Amendment No. 4, all terms used herein which are not otherwise defined herein, including, but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement as amended by this Amendment No. 4.

2. Standstill and Waiver. In reliance upon the representations, warranties and covenants of the Borrowers contained in this Amendment No. 4, and subject to the terms and conditions of this Amendment No. 4 and any documents or instruments executed in connection herewith, the Agent (at the direction of the Required Lenders) and the Lenders party hereto agree to forbear from and after the date hereof until the Termination Date (the “Forbearance Period”) from exercising their respective rights and remedies under the Credit Agreement and the other Loan Documents in respect of or arising solely out of the Existing Defaults, subject to the terms and conditions hereof.

(a) As used herein the terms: (i) “Termination Date” means the earlier of (x) date of the occurrence of any Termination Event and (y) (I) with respect to the Extraordinary Receipt Default and the Reporting Default, 5:00 p.m. (New York time) on April 30, 2020, and (II) with respect to the Debt Default, the date on which any of the Loan Parties receive (or are entitled without conditions to receive) proceeds of the first Equity Financing (other than Equity Financings contemplated by Section 1.1(b)(iv) of the Credit Agreement, as amended by this Amendment No. 4) following the date of this Amendment No. 4; and (ii) “Termination Event” means the occurrence of any of the following: (x) the existence of any Default and/or Event of Default (other than the Existing Defaults) under the Loan Documents; and/or (y) any representation or warranty made or deemed made by any Loan Party in this Amendment No. 4 shall be false, misleading or erroneous in any material respect when made or deemed to have been made.

(b) Subject to the foregoing, and so long as the Loan Parties deliver to Agent: (i) all financial statements and other information of the Parent Guarantor and its Subsidiaries for the Fiscal Year ended December 31, 2019 required by Section 5.15(a) of the Credit Agreement on or prior to 5:00 p.m. (New York time) on April 30, 2020 (or, if earlier, the Termination Date), the Agent and the Lenders shall be deemed to have irrevocably waived the Existing Defaults; and (ii) documentation (satisfactory in form and substance to Agent) that the Indebtedness that resulted in the Debt Default has been converted to Equity Interests of the Parent Guarantor on or prior to the Termination Date (determined without giving effect to clause (y)(I) of the definition thereof), the Agent and the Lenders shall be deemed to have irrevocably waived the Debt Default. Each Loan Party acknowledges and agrees that (a) the standstill and waiver contained herein relates only to the Existing Defaults and is effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (x) waive, release, modify or limit any Loan Party’s obligations to otherwise comply with all terms and conditions of the Credit Agreement and the other Loan Documents, (y) waive any other existing or future Events of Default, or (z) prejudice any right or rights that Agent or the Lenders may have or may have in the future under or in connection with the Credit Agreement or any other Loan Document (all of which rights and remedies are expressly reserved), except as expressly provided herein, and (b) the granting of the waiver hereunder shall not impose or imply an obligation on Agent or the Lenders to grant a waiver on any future occasion, whether on a similar matter or otherwise.

3. Amendments.

(a) Section 1.1(b) of the Credit Agreement is hereby amended and restated to read as follows: “(i) An amount equal to $1,000,000 of the principal of the Term Loan shall be repaid on July 30, 2018 (subject to prepayment on an earlier date to the extent and in such amounts as required pursuant to Section 1.8(e)) (the “First Repayment”), (ii) an amount equal to $2,000,000 of the principal of the Term Loan shall be repaid on October 31, 2018 (subject to prepayment on an earlier date to the extent and in such amounts as required pursuant to Section 1.8(e)) (the “Second Repayment” and together with the First Repayment, collectively, the “Repayment”), (iii) an amount equal to $125,000 of the principal of the Term Loan shall be repaid on or prior to April 24, 2020, (iv) a scheduled monthly payment of the principal of the Term Loan of $25,000 per month, commencing May 1, 2020 and on the first Business Day of each calendar month thereafter (provided that the foregoing scheduled monthly payment of $25,000 per month may be funded with proceeds of common Equity Issuances of the Parent Guarantor to (or contribution to the common equity of the Parent Guarantor by) John Herzog and/or Ronny Yakov in an amount not to exceed the scheduled payment amount and such proceeds shall not be deemed proceeds of Equity Financing under Section 1.8(e)) and (v) the remainder of the principal of the Term Loan shall be repaid on the Maturity Date. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (x) the Maturity Date, and (y) the date of the acceleration of the Term Loan in accordance with the terms hereof. The Term Loan Commitments of the Lenders shall terminate on the date of making of the Term Loan. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder. The Term Loan shall be made in and repayable in Dollars.”

(b) Section 1.8(d) of the Credit Agreement is hereby amended and restated to read as follows: “Extraordinary Receipts. Within three (3) Business Days of the receipt of any Extraordinary Receipts in excess of $100,000 by any Loan Party or any of its Subsidiaries, Borrowers shall make prepayments of the Term Loan in an aggregate amount equal to 100% of such Extraordinary Receipts (net of reasonable expenses) (except that 100% of Extraordinary Receipts (net of reasonable expenses), without giving effect to the $100,000 threshold, received in connection or associated with any judgment, settlement and/or other agreement arising out or in respect of the litigation and/or claims against BLUE SQUARE RESOLUTIONS LLC and SABIN BURRELL and/or their subsidiaries and affiliates (collectively, the “Blue Square Claims”) shall be required to make prepayments of the Term Loan). For the avoidance of doubt all net cash proceeds received in connection or associated with the Blue Square Claims are deemed Extraordinary Receipts. Notwithstanding the foregoing (but except with respect to the Extraordinary Receipts received in connection or associated with the Blue Square Claims, which shall not be subject to any reinvestment right), so long as no Default and/or Event of Default has occurred and is continuing, the Borrowers shall not be required to make any prepayment of the Term Loan under this Section 1.8(d) with respect to proceeds of claims against credit card processors received by any Loan Party or any of its Subsidiaries to the extent that, on or prior to the date such proceeds would otherwise be required to be so applied, the Borrowers notify the Agent that such proceeds are to be reinvested in assets used or usable in the business of the Loan Parties or any of their respective Subsidiaries and together with such notice Agent shall have received reasonable detail of such reinvestment within 180 days of such receipt, and if such proceeds to be reinvested are not in fact reinvested within 180 days after receipt thereof, then such proceeds shall be due and payable, and, in each case, applied to the prepayment of Term Loan as provided in this clause (d) at the expiration of such 180-day period. Pending such reinvestment all such Extraordinary Receipts shall be maintained in an account that is subject to Agent’s control.”

(c) Section 1.8(e) of the Credit Agreement is hereby amended and restated to read as follows: “Equity Financing. Within one (1) Business Day of the receipt by any Loan Party or any of its Subsidiaries of any net cash proceeds of any Equity Financing, Borrowers shall cause twenty percent (20%) of the Net Cash Proceeds received in connection with such Equity Financing to be applied to prepay the principal amount of the Term Loan. The provisions of this Section 1.8(e) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms of this Agreement.”

(d) Section 5.23(n) of the Credit Agreement is hereby amended and restated to read as follows: “(n) make, or cause or suffer to permit any Loan Party or any of its Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, Permitted Bridge Loan Indebtedness, CARES Act PPP Loan and/or the CARES Act SBA Loan; provided that so long as no Default and/or Event of Default has occurred and is continuing the Loan Parties may make payment of regularly scheduled interest (i) at a rate not to exceed 9% per annum (but not any previously unpaid interest, which amounts shall be capitalized) in respect of Permitted Bridge Loan Indebtedness so long as such payment is not made out of (or from) proceeds of any Extraordinary Receipt, Equity Financing, asset sales, CARES Act PPP Loan and/or CARES Act SBA Loan and (ii) in respect of CARES Act PPP Loan;”

(e) Section 5.24(b) of the Credit Agreement is hereby amended to delete the first sentence thereof in its entirety and replace it with the following: “Commencing for the month of May, 2018, as of the last day of each fiscal month occurring (i) on or prior to receipt of the Second Repayment, net revenue (determined in accordance with GAAP) of the Loan Parties on a consolidated basis, measured on a trailing twelve month basis ending as of the date of measurement (“Consolidated Net Revenue”) shall not be less than $12,000,000, and (ii) following receipt of the Second Repayment, Consolidated Net Revenue shall not be less than (x) until June 30, 2021 $9,000,000 and (y) from and after July 1, 2021, $10,000,000.”

(f) Section 7.1(e) of the Credit Agreement is hereby amended to delete the phrase “in excess of $250,000” in the third line thereof in its entirety and replace it with the following: (x) under any of the CARES Act PPP Loan and/or CARES Act SBA Loan and/or (y) any other Indebtedness in excess of $250,000”.

(g) Section 10.1(b) of the Credit Agreement is hereby amended by deleting and following: “Paul Hastings LLP 200 Park Avenue New York, New York 10166 Attention: Leslie Plaskon, Esq. Email: leslieplaskon@paulhastings.com” and replacing it with:

“Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Sanjay Thapar

Email: sthapar@kramerlevin.com”

(h) Schedule B to the Credit Agreement is hereby amended as follows:

(i) by adding the following definitions alphabetically:

(A) “Amendment No. 4” means the Amendment No. 4 to this Agreement dated as of April 24, 2020.

(B) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act signed into law on March 27, 2020, as amended.

(C) “CARES Act PPP Loan” means unsecured Indebtedness obtained by a Loan Party under the “Paycheck Protection Program” of the CARES Act and proceeds of which shall be used solely for purposes that would result in forgiveness of such Indebtedness in its entirety, the original terms of such Indebtedness shall (i) not have any required cash payments of principal, fees or costs until after the Scheduled Maturity Date or (ii) the terms and conditions of such Indebtedness shall be subject to the prior written approval of the Agent (not to be unreasonably withheld or delayed).

(D) “CARES Act SBA Loan” means unsecured Indebtedness obtained by a Loan Party from the SBA pursuant to the expansion of SBA’s Economic Injury Disaster Loan Program under the CARES Act; provided that such Indebtedness shall not have any required cash payments of principal, until payment in full in cash of all Obligations (including the Term Loan) and the terms and conditions of such Indebtedness shall be subject to the prior written approval of the Agent (not to be unreasonably withheld or delayed).

(E) “SBA” means U.S. Small Business Administration.

(ii) by amending and restating the term “Permitted Indebtedness” to read as follows: “Permitted Indebtedness” means: (i) the Obligations; (ii) the Indebtedness existing on the date hereof described in Section 6 of the Disclosure Schedule; in each case along with extensions, refinancings, modifications, amendments and restatements thereof, provided, that (a) the principal amount thereof is not increased, and (b) the terms thereof are not modified to impose more burdensome terms upon any Loan Party; (iii) capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $100,000 at any time outstanding; (iv) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (v) deferred compensation to officers, employees and directors existing as of the Closing Date in the amounts set forth on Section 6 of the Disclosure Schedule; (vi) the Permitted Bridge Loan Indebtedness in an amount not to exceed $3,000,000 (plus any capitalized interest) at any time outstanding and the rate of interest in which shall not exceed 12% per annum of which, the cash pay rate shall not exceed 9% per annum, (vii) the CARES Act PPP Loan, (viii) the CARES Act SBA Loan incurred upon terms and conditions that are satisfactory to the Agent in its discretion (with consent not to be unreasonably withheld or delayed), and (ix) other Indebtedness in an amount not to exceed $100,000 at any time outstanding.”

(iii) by amending and restating the term “Scheduled Maturity Date” to read as follows: ““Scheduled Maturity Date” means the date that is the earlier of (i) April 9, 2022 and (ii) 90-days prior to the earliest maturity date of (x) the Permitted Bridge Loan Indebtedness, (y) the CARES Act PPP Loan and/or (z) the CARES Act SBA Loan.”

4. Representations and Warranties. Each Loan Party, jointly and severally, hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Credit Agreement and all of the other Loan Documents and confirms that each of the representations and warranties made by Loan Parties in or pursuant to the Credit Agreement, the other Loan Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the other Loan Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (or to the extent any representations or warranties are expressly made solely as of an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of such date;

(b) reaffirms all of the covenants contained in the Credit Agreement and the other Loan Documents;

(c) represents and warrants that, other than the Existing Defaults, no Default and/or Event of Default has occurred and is continuing;

(d) represents and warrants that the execution, delivery and performance by each Loan Party of this Amendment No. 4 and the other documents, agreements and instruments executed by any Loan Party in connection herewith (collectively, together with this Amendment No. 4, the “Amendment Documents”) and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the charter or by-laws or other organizational or governing documents of such Loan Party or (ii) any law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect;

(e) represents and warrants that no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by any Loan Party of any Amendment Document to which it is a party that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect;

(f) represents and warrants that each Amendment Document has been duly executed and delivered by each Loan Party thereto. This Amendment No. 4 constitutes, and each other Amendment Document will constitute upon execution, the legal, valid and binding obligation of each Loan Party thereto enforceable against such Loan Party in accordance with its respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and

(g) represents, warrants and covenants that, other than as separately detailed to Agent on April 23, 2020, there is no other, to any Loan Party’s actual knowledge, potential, pending, filed or contemplated proceeding, litigation and/or claim that any Loan Party or any Subsidiary of any Loan Party has (or is contemplating) against or with respect to any Person other than BLUE SQUARE RESOLUTIONS LLC and SABIN BURRELL.

5. Conditions Precedent. This Amendment No. 4 shall be effective on the date of the satisfaction of each of the following conditions precedent:

(a) Agent shall have received counterparts of this Amendment No. 4, duly authorized, executed and delivered by Borrowers, Parent Guarantor, Agent and the Required Lenders;

(b) Agent shall have received for the benefit of the Lender a payment of $125,000 for repayment of principal on the Term Loan required by Section 1.1(b)(iii) of the Credit Agreement as amended by this Amendment No. 4;

(c) Other than the Existing Defaults, no Default and/or Event of Default shall have occurred and be continuing; and

(d) The representations and warranties contained in Section 4 and in the Credit Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent expressly relating to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

6. General.

(a) Effect of this Amendment No. 4. Except as expressly provided herein, no other consents, waivers, changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof.

(b) Fees. Borrower agrees to pay on demand all expenses of Agent and Lenders in connection with the preparation, negotiation, execution, delivery and administration of this Amendment No. 4.

(c) Governing Law. This Amendment No. 4 shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

(d) Waiver of Jury Trial. SECTION 10.16 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT NO. 4 MUTATIS MUTANDIS AND SHALL APPLY HERETO AS IF ORIGINALLY MADE A PART HEREOF.

(e) Binding Effect. This Amendment No. 4 shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

(f) Counterparts, etc. This Amendment No. 4 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment No. 4 by telecopier or by electronic transmission of a pdf formatted counterpart shall be effective as delivery of a manually executed counterpart of this Amendment No. 4.

(g) Loan Document. This Amendment No. 4 constitutes a Loan Document.

(h) Reaffirmation. Each of the undersigned Loan Parties acknowledges (i) all of its Obligations under the Credit Agreement and each other Loan Document to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) its grant of security interests pursuant to the Loan Documents are reaffirmed and remain in full force and effect after giving effect to this Amendment No. 4, (iii) the Obligations include, among other things and without limitation, the due and punctual payment of the principal of, interest on, and premium (if any) on the Loans and (iv) except as expressly provided herein, the execution of this Amendment No. 4 shall not operate as a waiver of any right, power or remedy of Agent or any Lender, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

(i) Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party signatory hereto, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known as of the date of this Amendment No. 4, both at law and in equity, which each Loan Party signatory hereto, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment No. 4, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed and delivered by their authorized officers as of the day and year first above written.

THE OLB GROUP, INC.,
as Parent Guarantor

By:	/s/ Ronny Yakov
Name: Ronny Yakov
Title: CEO

SECURUS365, INC.,
as a Borrower

By:	/s/ Ronny Yakov
Name: Ronny Yakov
Title: CEO

EVANCE, INC., as a Borrower

By:	/s/ Ronny Yakov
Name: Ronny Yakov
Title: CEO

EVANCE CAPITAL, INC., as a Borrower

By:	/s/ Ronny Yakov
Name: Ronny Yakov
Title: CEO

OMNISOFT, INC., as a Borrower

By:	/s/ Ronny Yakov
Name: Ronny Yakov
Title: CEO

CROWDPAY.US, INC., as a Borrower

By:	/s/ Ronny Yakov
Name: Ronny Yakov
Title: CEO

Amendment No. 4 to Credit Agreement

AGENT:	GACP FINANCE CO., LLC, as Agent

By:

LENDERS:	GACP I, L.P., as Lender

By:

Amendment No. 4 to Credit Agreement